Exhibit 10.6

SEVERANCE AGREEMENT
(CHANGE IN CONTROL)

THIS SEVERANCE AGREEMENT (CHANGE IN CONTROL), dated as of and effective December 18, 2009, is by and between Con-way Inc. (the "Employer"), and Charles R. Mullett (the "Executive").
WHEREAS, the Employer (a) considers it essential to foster the continued employment of key management personnel, (b) recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Employer, and (c) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Employer's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Employer and the Executive hereby agree as follows:

•	The attached Terms and Conditions are incorporated herein and made a part of this Agreement.

•	The Term of this Agreement shall commence on December 18, 2009 and expire as provided in the definition of “Term” in Section 1 of the attached Terms and Conditions.

•	Subject to the other provisions of this Agreement, if the Executive incurs a Severance the Executive shall be entitled to receive from the Employer:

(i)	the Severance Payment (the amount of which shall be determined using a multiple (the “Severance Multiple”) of one);

(ii)	the Prorated Target Bonus Amount;

(iii)	the Outplacement Services at a cost to the Employer not to exceed $10,000; and

(iv)	the Severance Benefits for a period of 12 months following the Severance Date (the “Severance Period”).

•
If the Executive transfers to and becomes an employee of an Affiliate, the Employer shall assign this Agreement to the Affiliate (as applicable) which shall become the Employer and shall assume the obligations of the Employer.

•
This Agreement supersedes (i) all prior severance agreements between the Executive, on the one hand, and the Employer, the Company or any Affiliate, on the other hand, and (ii) all prior severance plans, severance policies or other severance arrangements applicable to the Executive, in each case relating to severance payments and other benefits to be made available to the Executive upon a change in control.

CON-WAY INC. By: ___/s/ Jennifer W. Pileggi________ Name: Jennifer W. Pileggi Title: EVP General Counsel & Secretary	EXECUTIVE By: ___/s/ Charles R. Mullett________ Name: Charles R. Mullett

TERMS AND CONDITIONS OF SEVERANCE AGREEMENT (CHANGE IN CONTROL)
Table of Contents
1. Definitions.............................................................................................1
2. Compensation other than Severance Payment, Severance
Benefits and Prorated Target Bonus Amount......................11
3. Severance Payment, Severance Benefits and Prorated Target

Exhibit B - Assignment and Assumption of Agreement…….......……..24

1.	DEFINITIONS. As hereinafter used:

"Accounting Firm" means a nationally recognized accounting firm selected by the Board.
"Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, including any Business Unit.
“Agreement” means the Severance Agreement (Change in Control) to which these Terms and Conditions are attached, including the Terms and Conditions, which are incorporated by reference in the Agreement. If there is any inconsistency between the Severance Agreement and these Terms and Conditions, the Terms and Conditions shall govern.
"Base Amount" shall have the meaning set forth in Section 280G(b)(3) of the Code.
“Board" means the Board of Directors of the Company.
“Business Unit” is defined in Section 2 of the EIP.
“Cause" for termination by the Employer of the Executive's employment (following the applicable procedures set forth in Section 5) means (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Employer (other than any such failure resulting from the Executive's incapacity due to Disability, including any such actual or anticipated failure after the issuance by the Executive of a notice of intent to terminate employment for Good Reason, as provided in the definition of Good Reason) after a written demand for substantial performance is delivered to the Executive by or on behalf of the Employer Board, which demand specifically identifies the manner in which the Employer Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employer, the Company or an Affiliate, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Employer, the Company or an Affiliate.

“Change in Control” means the occurrence of any one of the following events:

(1)
25% of the Company's Voting Securities Acquired by an Outsider. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding voting securities; provided however that “person” shall not include:

(a)	the Company or its Affiliates;

(b)	any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its Affiliates;

(c)	any corporation owned, directly or indirectly, by the stock-holders of the Company in substantially the same proportions as their ownership of Stock; and

(d)
any person that, pursuant to Rule 13d-1 promulgated under the Exchange Act, is permitted to, and actually does, report its beneficial ownership of voting securities of the Company on Schedule 13G (or any successor schedule) (a "13G Filer"), provided that, if any 13G Filer subsequently becomes required to or does report its beneficial ownership of voting securities of the Company on Schedule 13D (or any successor schedule), then the 13G Filer shall be deemed a “person” for purposes of clause (1) and shall be deemed to have acquired, on the first date on which such person becomes required to or does so report on Schedule 13D (or any successor schedule), beneficial ownership of all voting securities of the Company beneficially owned by it on such date.

(2)
Members of the Board as of June 1, 2009 cease to constitute a majority of Directors. The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on June 1, 2009, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on June 1, 2009 or whose appointment, election or nomina-tion for election was previously so approved or recommended;

(3)	Merger or Consolidation. There is consummated a merger or consolidation of the Company, a Subsidiary or an Affiliate with any other corporation or other entity, which merger or consolidation --

(a)
results in the voting securities of the Company outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or the surviving or parent entity outstanding immediately after such merger or consolidation, or

(b)
is effected to implement a recapitalization of the Company (or similar transaction) in which a “person” (as defined in clause (a) above), directly or indirectly, acquires 25% or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates);

(4)
Complete Liquidation or Disposition of All or Substantially All of the Company's Assets. The stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than any such sale or disposition by the Company (including by way of spin-off or other distribution) to an entity, at least 50% of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(5)
Disposition of a Business Unit. There is consummated the Disposition of a Business Unit; provided, however, that this clause (5) shall apply only to an Executive who immediately prior to the Disposition of a Business Unit was employed by (and on the payroll of) the Business Unit that was the subject of the Disposition of a Business Unit.

The following Examples illustrate clause (5):
Example 1. The ownership interests of Business Unit X are sold to an unrelated purchaser. Executive A was employed by (and on the payroll of) Business Unit X immediately prior to the sale. A Change in Control has taken place with respect to Executive A.
Example 2. The assets of Business Unit Y are sold to an unrelated purchaser. Executive B was employed by (and on the payroll of) Business Unit Y immediately prior to the sale. A Change in Control has taken place with respect to Executive B.
Example 3. Executive C is employed by (and on the payroll of) a Business Unit as described in either Example 1 or 2, except that Executive C remains employed by (and on the payroll of) a Business Unit that continues to be a Business Unit of the Company following the sale. A Change in Control has taken place with respect to Executive C.
Because the EIP is not intended to serve the same purpose as the Agreement, whether a “Change in Control” has taken place under the EIP is not relevant in determining whether benefits are payable under the Agreement. For example, in Example 3, a Change in Control took place for Executive C under the Agreement, but no Change in Control took place for Executive C under the EIP. If Executive C terminates employment six months after the Change in Control occurred under the Agreement, Executive C may or may not be entitled to benefits under the Agreement, depending on the facts surrounding the termination of employment. However, no Change in Control would take place under the EIP with respect to Executive C under the facts of Example 3, whether or not benefits are due under the Agreement.

“Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" means Con-way Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Disability” means a physical or mental illness or condition causing the Executive's inability to substantially perform the Executive's duties with the Employer.
“Disposition of a Business Unit” means a sale or other disposition, however effected, of a Business Unit which is either:

(a)
Sale of Ownership Interests. A sale by the Company or an Affiliate of the then outstanding ownership interests of the Business Unit having more than 50% of the then existing voting power of all outstanding ownership interests of the Business Unit, whether by merger, consolidation or otherwise, unless after the sale the Company, an Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, the Business Unit or any other Affiliate, individually or collectively, directly or indirectly, owns the then outstand-ing ownership interests of the Business Unit having 50% or more of the then existing voting power of all outstanding ownership interests of the Business Unit;

(b)	Sale of Assets. The sale of all or substantially all of the assets of the Business Unit as a going concern; or

(c)
Other Transaction. Any other transaction or course of action engaged in, directly or indirectly, by the Company, the Business Unit or an Affiliate that has a substantially similar effect as the transactions of the type referred to in clause (a) or (b) above, except as provided in clause (y) or (z) below.
A Disposition of a Business Unit may occur even if such Business Unit constitutes part of a larger enterprise at the time of the relevant Disposition of a Business Unit transaction and such Disposition of a Business Unit involves such larger enterprise. However, a “Disposition of a Business Unit” shall not occur:

(y)
Spin-off or Public Offering. In the event of the sale or distribution of ownership interests (including, without limitation, a spin-off) of the Business Unit to stockholders of the Company, or the sale of assets of the Business Unit to any corporation or other entity owned, directly or indirectly, by the stockholders of the Company, in either case in substantially the same proportions as their ownership of stock in the Company, or a public offering of the ownership interests of the Business Unit (even if after the public offering the Company has no direct or indirect ownership interest in the Business Unit), or

(z)	Liquidation. In the event of the closing down or liquidation of the Business Unit, even if the Business Unit sells all or substantially all of its assets.
“EIP” means the Company's 2006 Equity and Incentive Plan, as amended from time to time, or any successor plan.
“Employer” means the entity specified in the first paragraph of the Agreement or any assignee or successor (including a successor who assumes the Agreement following a Change in Control). The fourth bullet of the Agreement provides that, if the Executive transfers to the Company or an Affiliate, the Agreement will be assigned, resulting in a change in the Employer. A draft form of assignment and assumption is attached as Exhibit B.
“Employer Board” means the Board of Directors of the Employer.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.
"Excise Tax" means any excise tax imposed under Section 4999 of the Code.
“Executive” means the individual specified in the first paragraph of the Agreement.
"Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control of any one of the following acts by the Employer, or failures by the Employer to act, unless such act or failure to act is corrected within 30 days of receipt by the Employer of notice of the Executive's intent to terminate for Good Reason hereunder:

(1)	the failure of any successor company, following the Change in Control, to assume the Agreement and all obligations thereunder, as of the date of such Change in Control;

(2)
a material reduction in the authority, duties or responsibilities of the Executive from the authority, duties and responsibilities in effect immediately prior to the Change in Control; provided however, a mere change in the Executive's title shall not, in and of itself, constitute a material reduction in the authority, duties or responsibilities of the Executive under this clause (2);

(3)
a reduction by the Employer in the Executive's base salary, cash bonus opportunity, or long term incentive opportunity, each as in effect immediately prior to the Change in Control or as the same may thereafter be increased from time to time;

(4)
the relocation of the Executive's principal place of employment to a location that results in an increase in the Executive's one way commute of at least 40 miles more than the Executive's one way commute immediately prior to the Change in Control,

(5)	a substantial increase in the Executive's business travel obligations from the Executive's business travel obligations immediately prior to the Change in Control;

(6)	the failure by the Employer to pay to the Executive when due any portion of the Executive's current compensation;

(7)
the failure by the Employer to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Employer's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across-the-board changes similarly affecting all or substantially all employees of the Employer and any entity in control of the Employer), the taking of any other action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control, or the failure by the Employer to provide the Executive with the number of paid vacation days or PTO days (days of paid time off) to which the Executive was entitled;

(8)
any purported termination of the Executive's employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 5 of these Terms and Conditions; for purposes of this Agreement, no such purported termination shall be effective; and

(9)	a material breach of this Agreement by the Employer or the Company.

If a Change in Control takes place with respect to the Executive solely because of the Disposition of a Business Unit as described in clause (5) of the definition of Change in Control and the Executive continues to be employed by the Company or an Affiliate, but the position the Executive previously held is no longer needed, then, for purposes of determining whether there is a substantial adverse alteration in the nature or status of the Executive's responsibilities under clause (2) above, all the facts and circumstances shall be taken into account, and no single or selected set of facts shall be determinative. In particular, if the Executive receives a bona fide offer of a new or different position with the Company or an Affiliate, the fact or set of facts that, under the Executive's new position, fewer employees may be supervised and/or fewer functional areas may be within the Executive's span of control shall not be determinative.
If the Executive is employed by a Business Unit prior to a Change in Control and continues to be employed by the Business Unit following the Change in Control, in a substantially similar functional position and with substantially the same duties and responsibilities within the Business Unit, clause (2) of this definition of Good Reason shall not apply to the Executive in connection with such Change in Control, and the Executive may not terminate his or her employment for Good Reason on the grounds that the Executive has been assigned duties inconsistent with the Executive's status as an executive of the Employer or that there has been a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control, even if after the Change in Control the Business Unit is part of a different organization which differs from the Company in size, reporting structure or other aspects.
The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to Disability except as otherwise provided in the definition of Severance.
If Good Reason first occurs during the last 30 days of the Term and the Executive gives notice of the Executive's intent to terminate for Good Reason before the end of the Term, the correction period referred to in the first sentence of this definition of Good Reason shall end on the date of termination specified in Section 5.3.
The Executive's continued employment after Good Reason occurs shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
“Health Benefits” means health maintenance organization, insured or self-funded medical, dental, vision, prescription drug and behavioral health benefits.

“Outplacement Services” means professional outplacement services determined by the Employer to be suitable to the Executive's position. The maximum amount that the Employer will pay for such services is set forth on the first page of the Agreement. The outplacement services shall be made available until the earlier of (i) such time as the aggregate cost to the Employer of the outplacement services reaches the maximum amount specified on the first page of the Agreement, and (iii) the date on which the Executive obtains another full-time job. The Employer will not pay the Executive cash in lieu of professional outplacement services.

"Person" means any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than (i) the Company or its Affiliates, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its Affiliates, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

"Potential Change in Control" shall be deemed to have occurred if:

(1)	the Company or any Affiliate enters into a definitive agreement contemplating transactions that, if consummated, would result in the occurrence of a Change in Control;

(2)
the Company or any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act publicly announces an intention to take or to consider actions, including but not limited to proxy contests or consent solicitations, which, if consummated, would constitute a Change in Control;

(3)
any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of the common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(4)	the Board or the Employer Board if the Employer is other than the Company adopts a resolution to the effect that, for purposes of the Agreement, a Potential Change in Control has occurred.
If the Potential Change in Control referred to in clause (1) or (2) would arise because of an event described in clause (5) in the definition of Change in Control, the Potential Change in Control shall apply only if the Executive is employed by (and on the payroll of) the Business Unit that would be the subject of the Disposition of a Business Unit.
“Prorated Target Bonus Amount” means an amount equal to Executive's Target Bonus for the calendar year in which a Severance occurs, multiplied by a fraction, the numerator of which is the number of days that have elapsed in such calendar year prior to the Change in Control and the denominator of which is 365.
"Severance" means the termination of an Executive's employment with the Employer following a Change in Control and during the Term of the Agreement, either (i) by the Employer other than for Cause, or (ii) by the Executive for Good Reason.

For purposes of the Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Employer other than for Cause or by the Executive with Good Reason if (i) the Executive's employment is terminated by the Employer without Cause following a Potential Change in Control but prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company or Affiliate the consummation of which would constitute a Change in Control, (ii) the Executive terminates employment for Good Reason following a Potential Change in Control but prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person; or (iii) the Executive's employment is terminated by the Employer without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of this paragraph, a Change in Control shall be deemed to have occurred for purposes of the definition of Good Reason either (x) if a Potential Change in Control has occurred or (y) if the termination or the circumstance or event which would constitute Good Reason if a Change in Control had occurred is in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).
An Executive will not be considered to have incurred a Severance (i) if the Executive's employment is discontinued by reason of (A) the Executive's death, or (B) the Executive's Disability for a period of not less than six consecutive months or (ii) in the event of the divestiture of a facility, sale of a business or Business Unit, or the outsourcing of a business activity with which the Executive is affiliated, notwithstanding the fact that such divestiture, sale or outsourcing constitutes, or takes place following a Change in Control and during the Term of the Agreement, if the Executive is offered a position with the successor company that, if accepted, would not give rise to Good Reason, and such successor company agrees to assume the obligations of the Agreement with respect to such Executive.
If any benefits provided to the Executive under the Agreement are treated as deferred compensation subject to Code section 409A, the Executive will not be considered to have incurred a Severance until the Executive incurs a “separation from service,” becomes “disabled,” or dies. (The terms quoted in the immediately-preceding sentence have the meanings set forth in Code section 409A(a)(2)(A).)
For purposes of applying the provisions of Code section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
"Severance Benefits" means:

(1)
life and accident benefits substantially similar to those provided to the Executive and the Executive's dependents immediately prior to the Severance or, if more favorable to the Executive, immediately prior to the Change in Control, at no greater cost to the Executive than the cost to the Executive immediately prior to the Severance or the Change in Control in this Agreement (based on whether the benefits provided are substantially similar to those provided prior to the Severance or those provided prior to the Change in Control); provided, however, that, unless the Change in Control took place because of the event described in clause (5) of the definition of Change in Control (as modified hereby), the Employer may apply to such benefits any across the board changes similarly affecting all or substantially all employees participating in such benefits; and

(2)
Health Benefits for the Severance Period substantially similar to those provided to Executive and Executive's dependents by or on behalf of the Executive's Employer immediately prior to the Severance or, if more favorable to the Executive, those provided immediately prior to the Change in Control, in accordance with the following:

(a)
if the Company, the Employer or a successor company maintains a retiree medical plan in which Executive and Executive's dependents are eligible to participate (with no preexisting condition limitations) and to receive the Health Benefits, then subject to subsection (6) of this definition of “Severance Benefits,” Employer or the successor company shall pay to Executive, in accordance with the provisions of Section 3.2, a lump sum payment equal to the aggregate premiums that Executive would be required to pay in order to obtain coverage for Executive and Executive's dependents under such plan for the Severance Period.

(b)
if the Company, the Employer or a successor company does not maintain a retiree medical plan in which Executive and Executive's dependents are eligible to participate (with no preexisting condition limitations) and to receive the Health Benefits, the Employer or successor company shall promptly purchase, at its own expense and at no cost to the Executive, an individual policy from an A-rated third party insurer under which Executive and Executive's dependents shall receive the benefits described above (with no preexisting condition limitations).

(c)
If at any time during the Severance Period the Employer or the successor company ceases to make available any Health Benefits under the retiree medical plan described in (a) above under which Executive and Executive's dependents are obtaining coverage, or materially modifies the Health Benefits available under the retiree medical plan to the detriment of the Executive, then Employer or the successor company shall promptly purchase, at its own expense and at no cost to the Executive, a individual policy from an A-rated third party insurer under which Executive and Executive's dependents shall receive the Health Benefits (with no preexisting condition limitations) for the remainder of the Severance Period.

provided, however, that

(3)
benefits otherwise receivable pursuant to (1) and (2) shall be reduced to the extent benefits of same type are actually received by or are made available to Executive and Executive's dependents, as set forth below (and Executive shall promptly notify Employer or any successor company of any such benefits):

(a)
benefits otherwise receivable pursuant to (1) and (2) shall be reduced to the extent benefits of the same type are actually received by the Executive or the Executive's dependents following the Executive's termination of employment with the Employer, with no applicable pre-existing condition exclusions; or

(b)
benefits otherwise receivable pursuant to (1) and (2) shall be reduced to the extent benefits of the same type are made available to the Executive and Executive's dependents (whether or not Executive elects to actually receive such benefits) by a new employer of Executive following the Executive's termination of employment with the Employer, with no applicable pre-existing condition exclusions are applicable;

provided, however, for avoidance of doubt, benefits made available to one or more of Executive and Executive's dependents by the employer of Executive's spouse shall not reduce the benefits otherwise available pursuant to (1) and (2), except to the extent Executive's spouse elects to receive such benefits from his or her employer;
(4)    the Employer shall reimburse the Executive for the excess, if any, of the cost to the Executive of benefits received or made available pursuant to (1) and (2) over such cost immediately prior to the Severance or, if more favorable to the Executive, immediately prior to the Change in Control;

(5)
if the Executive dies, the Employer shall continue to provide the Executive's dependents with the benefits otherwise receivable pursuant to (1) and (2) on the same basis as if the Executive had survived, and

(6)
if any such benefits are treated as deferred compensation subject to Code section 409A and the Executive is a Specified Employee, the Executive shall pay the full cost of such benefits for the first six months after the Severance Date and the Employer shall reimburse the Executive for such payments as soon as practicable thereafter but not later than nine (9) months from the date the Executive paid such costs.

"Severance Date" means the date on which an Executive incurs a Severance, which shall be the date of termination as determined under Section 5.3.
“Severance Multiple” has the meaning set forth on the first page of the Agreement.
"Severance Payment" means a payment, in lieu of any other severance payment or benefit pursuant to any other plan or agreement of the Employer, the Company or any Affiliate to which the Executive is otherwise entitled, of an amount equal to the product of (i) the Severance Multiple multiplied by (ii) the sum of (A) the Executive's annual base salary immediately prior to the Severance Date or, if higher, in effect immediately prior to the Change in Control, and (B) the Executive's Target Bonus for the calendar year in which the Change in Control occurred.
“Severance Period” has the meaning set forth on the first page of the Agreement.
“Specified Employee” has the meaning set forth in the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time.
“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
“Target Bonus” means, for any calendar year, an amount equal to (i) the Executive's Annual Compensation (as defined in the Company's Executive Incentive Plan) for that calendar year multiplied by (ii) the Participation Percentage (as defined in the Executive Incentive Plan) applicable to executives in the Executive's grade level (i.e., E1, E2, E3, E4 or E5) for that calendar year, as determined by the Compensation Committee of the Board. “Target Bonus” shall be determined in the manner provided in the preceding sentence whether or not the Executive is a participant in the Executive Incentive Plan during that calendar year, and shall not be based on the Executive's target bonus under any other annual incentive plan in which the Executive participates during that calendar year. If during the calendar year for which the Target Bonus is determined the Executive has not assigned to an executive grade level of E1, E2, E3, E4 or E5, the Executive's grade level for purposes of this definition shall be the grade level between E1 and E5 that the Compensation Committee of the Board has determined is equivalent to the Executive's actual grade level.
"Tax Counsel" has the meaning set forth in Section 4.2 hereof.
“Taxes” means all federal, state, local and other taxes (including Excise Taxes), to the extent applicable to all or any part of the Total Payments.
"Term" means the period of time commencing on the date specified in the Agreement and continuing through December 31, 2011; provided, however, that commencing on January 1, 2011, and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Employer or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall occur during the Term, the Term shall expire on the date which is 24 months after the date on which such Change in Control occurred.
“Terms and Conditions” means these terms and conditions.
"Total Payments" means the payments or benefits (including without limitation the Severance Payment and the Severance Benefits) received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of the Agreement or any other agreement, plan, or arrangement with the Employer, any Person whose actions result in a Change in Control or any Person affiliated with the Employer or such Person).

2.	COMPENSATION OTHER THAN SEVERANCE PAYMENT, SEVERANCE BENEFITS AND PRORATED TARGET BONUS AMOUNT.

2.1
Following the occurrence of a Change in Control or Potential Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Employer as a result of incapacity due to Disability, the Employer shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Employer during such period (other than any disability plan), until such time (if any) as the Executive's employment is terminated by the Employer for Disability.

2.2
If the Executive shall incur a Severance, the Employer shall pay the Executive's full salary to the Executive through the Severance Date at the rate in effect immediately prior to the Severance Date or, if higher, the rate in effect immediately prior to the Change in Control, together with all compensation and benefits payable to the Executive through the Severance Date under the terms of the Employer's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Severance Date or, if more favorable to the Executive, as in effect immediately prior to the Change in Control or Potential Change in Control.

2.3
If the Executive shall incur a Severance, the Employer shall pay to the Executive the Executive's normal post termination compensation and benefits as such payments become due (other than severance payments under any severance plan as in effect immediately prior to the Severance). Such post termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Severance or, if more favorable to the Executive, as in effect immediately prior to the Change in Control or Potential Change in Control.

3.	SEVERANCE PAYMENT, SEVERANCE BENEFITS AND PRORATED TARGET BONUS AMOUNT.

3.1
Subject to the other provisions of this Agreement (including, without limitation, Section 4 of these Terms and Conditions), if the Executive incurs a Severance, the Executive shall be entitled to receive from the Employer the Severance Payment, the Prorated Target Bonus Amount, the Outplacement Services, and the other Severance Benefits. If (i) the Employer is not the Company, (ii) the Severance is related to a Change in Control or a Potential Change in Control that occurred other than because of the Disposition of a Business Unit as provided in clause (5) of the definition of Change in Control, and (iii) the Employer does not provide all or any part of the Severance Payment, the Prorated Target Bonus Amount, the Outplacement Services, and the Severance Benefits, the Company shall fulfill the obligations of the Employer under the Agreement, and the Executive need not exhaust the remedies provided in Section 3.4 and 3.5 against the Employer before being entitled to receive the Severance Payment and the Severance Benefits from the Company.

3.2
The Employer shall pay to the Executive the Severance Payment, the Prorated Target Bonus Amount and any Severance Benefits that are payable in cash, in each case less amounts withheld for Taxes as required under applicable law, on the earliest date or dates permitted under Code section 409A, as determined by Tax Counsel or, in the absence of a determination by Tax Counsel, on the date that is six (6) months and one (1) day after the Severance Date (or as soon as practicable thereafter, but in no event later than ten (10) business days immediately following such date). The Employer shall use good faith efforts to obtain from Tax Counsel the determinations contemplated by this Section 3.2. The Executive shall be liable for the payment of all Taxes. The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any Taxes which it is from time to time required to withhold.

3.3
The Executive shall not be eligible to receive a Severance Payment, a Prorated Target Bonus Amount, Severance Benefits or Outplacement Services under the Agreement unless the Executive (or, in the event of the death of the Executive, the executor, personal representative or administrator of the Executive's estate) first executes a written release substantially in the form attached as Exhibit A hereto after the Severance Date and such release becomes effective prior to the time that the Executive (or the Executive's estate, as applicable) is to receive all or any part of the Severance Payment, the Prorated Target Bonus Amount, the Severance Benefits or Outplacement Services.

3.4
In the event that the Executive or a dependent of the Executive believes that he or she is not receiving the full amounts to which he or she is entitled under the Agreement, such person may make a claim to the Employer Board (or the Board if the second sentence of Section 3.1 applies), and the claims procedure set forth in Section 15 of the EIP shall apply with the Employer Board (or the Board if the second sentence of Section 3.1 applies) treated as the Committee. Although claims for amounts under this Agreement are governed by claims procedures under the EIP that also apply to ERISA-covered claims, neither this Agreement nor any amounts payable hereunder are, or are intended to be, governed by ERISA.

3.5
Any further dispute or controversy arising under or in connection with the Agreement which remains after the final decision of the Employer Board as contemplated by Section 3.4 shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association's National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in the metropolitan area closest to where the Executive lives. Judgment may be entered on the arbitrator's award in any court having jurisdiction over such metropolitan area; provided however, that the Executive shall be entitled to seek specific performance of his/her right to be paid or to receive benefits hereunder during the pendency of any dispute or controversy under or in connection with this Agreement. The fees and expenses of the arbitrator and the arbitration shall be borne by the Employer or the Company.

If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Agreement cannot be arbitrated as provided above, the parties agree that any civil action shall be brought in United States District Court in the metropolitan area closest to where the Executive lives or, only if there is no basis for federal jurisdiction, in state court closest to where the Executive lives. The parties further agree that any such civil action shall be tried to the court, sitting without a jury. The parties knowingly and voluntarily waive trial by jury.

Notwithstanding the foregoing, if at the time a dispute or controversy arises the Executive is working outside of the United States, and if at such time the Executive maintains a residence in the United States, the dispute or controversy will be resolved (i) by arbitration in the metropolitan area closest to the Executive's residence in the United States or (ii) by litigation in the United States District Court in the metropolitan area closest to the Executive's residence in the United States or, only if there is no basis for federal jurisdiction, in state court closest to the Executive's residence in the United States. If the Executive does not maintain a United States residence at such time, the dispute or controversy will be subject to arbitration in San Mateo, California or to litigation in the United States District Court for the Northern District of California (or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in California).

3.6
The Employer shall pay to the Executive all legal fees and expenses incurred by the Executive (i) in seeking in good faith to obtain or enforce any benefit or right provided by the Agreement or (ii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payment shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require. The Employer shall not be obligated to pay legal fees and expenses incurred by any person other than the Executive or the Executive's successor in interest hereunder. However, the Employer shall be obligated to pay legal fees and expenses incurred by the Executive on behalf of the Executive's dependents and legal fees and expenses incurred by the estate of the Executive on behalf of the Executive or the Executive's dependents.

3.7
The Employer agrees that, if the Executive's employment with the Employer terminates following a Change in Control that is applicable to the Executive and during the Term of the Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, the amount of any payment or benefit provided for in the Agreement shall not be reduced (except as provided in clause (3) of the definition of Severance Benefits) by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employer, or otherwise.

4.	ADJUSTMENTS.

4.1
Notwithstanding any other provisions of this Agreement, in the event it is determined that any payment or distribution of the Total Payments would be subject to the Excise Tax, then the Total Payments may be reduced as provided in Section 4.5 below. All determinations required to be made under this Section 4 shall be made by the Accounting Firm.

4.2
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Accounting Firm shall make such determination with the assistance of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, (ii) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (iii) no portion of the Total Payments shall be taken into account which, in the opinion of Tax Counsel does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including but not necessarily limited to amounts which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered on or after the Change in Control pursuant to section 280G(b)(4)(A) of the Code, (iv) in calculating the Excise Tax, amounts treated as an “excess parachute payment” within the meaning of section 280G(b)(1) of the Code shall be reduced by the portion of the Executive's Total Payments which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered prior to the Change in Control pursuant to section 280G(b)(4)(B) of the Code, with reasonable compensation for services actually rendered prior to the Change in Control being offset against the Base Amount and (v) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

4.3
The Accounting Firm's determinations under this Agreement shall be completed within sixty (60) days of the Executive's Severance, shall be set forth in writing pursuant to Section 4.4 and shall be conclusive and binding on the Executive and the Company for all purposes. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Accounting Firm and/or the Tax Counsel may reasonably incur in connection with any calculations contemplated hereunder.

4.4
If the Accounting Firm determines that the unreduced Total Payments (or reduced payment amount under Section 4.5, if applicable) are not subject to Excise Tax, it will, at the same time as it makes such determination furnish the Company and the Executive a written statement setting forth the manner in which such determination was made and the basis for such determination, including without limitation any opinions or other advice the Accounting Firm has received from Tax Counsel or other advisors or consultants,(and any such opinions or advice which are in writing shall be attached to the statement).

4.5
In the event the Accounting Firm determines that the Executive's Total Payments are subject to Excise Tax, the Accounting Firm shall also calculate a “reduced payment amount” by reducing the Executive's Total Payments to the minimum extent necessary so that no portion of any of the Total Payments, as so reduced, is subject to Excise Taxes. The Executive shall receive either (i) the unreduced Total Payments otherwise due to him or her or (ii) the reduced payment amount described in the preceding sentence, whichever will provide the Executive with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax as described in Section 4.6, below. Determination of the reduced payment amount actually payable to the Executive shall be subject to Section 4.7, below.

4.6
When determining under Section 4.5 which of the Total Payments or the reduced payment amount will produce the greater after-tax economic benefit for the Executive, the Accounting Firm will take into consideration federal, state and local income taxes on the (unreduced) Total Payments as well as on the reduced payment amount, including the phase out of itemized deductions and personal exemptions attributable to the Total Payments and reduced payment amount, as the case may be, as well as the amount of Excise Tax to which the Executive would be subject on the unreduced Total Payments. For purposes of this Section 4.6, (i) the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable unreduced Total Payment or reduced payment amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence in the calendar year in which the applicable unreduced Total Payment or reduced payment amount is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (ii) except to the extent that the Executive otherwise notifies the Company, the Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

4.7
Where the Accounting Firm has determined under Section 4.5 that the reduced payment amount will be of greater economic benefit to the Executive than would the unreduced Total Payments, then such reduced payment amount will be determined by reducing the Total Payments otherwise payable to the Executive, in the following order:

(1)
first, by eliminating the acceleration of vesting of any stock options for which the exercise price exceeds the fair market value (and if there is more than one option award so outstanding, then the acceleration of the vesting of the most “under water” option shall be reduced first, and so-on);

(2)	second, by reducing any cash payments not subject to Code section 409A;

(3)	third, by reducing any benefit continuation payments (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first);

(4)
fourth, by reducing any cash payments that are subject to Code section 409A (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first);

(5)
fifth, by reducing the payments of any restricted stock, restricted stock units, phantom shares, performance share units, performance shares or similar equity-based awards that have been awarded to the Executive by the Company that are subject to performance-based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last);

(6)
sixth, by reducing the payments of any restricted stock, restricted stock units, phantom shares, performance share units, performance shares or similar equity-based awards that have been awarded to the Executive by the Company that are subject to time-based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); and

(7)	seventh, by reducing the acceleration of vesting of any stock options that are not described in (1), above.

4.8
Where the Accounting Firm has determined that the Total Payments are subject to Excise Tax, and that the unreduced Total Payments will be of greater economic benefit to the Executive than the reduced payment amount, then the federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax. The Executive shall make proper payment of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company evidencing such payment, provided that any information unrelated to the Excise Tax may be deleted from the copies of the returns and documents delivered to the Company.

4.9
The Executive shall provide the Company prompt notice of any claim by or other correspondence from the Internal Revenue Service or other applicable taxing authority relating to the application of Excise Tax to the Total Payments.

4.10	The provisions of this Section 4 shall survive the termination or expiration of this Agreement for any reason.

5.	NOTICE OF TERMINATION.

5.1
During the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written notice of termination from the Employer to the Executive or the Executive to the Employer in accordance with Section 7.9, and shall follow the applicable procedures set forth in this Section 5.

5.2
The notice of termination shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. A notice of termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer Board at a meeting of the Employer Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive of no less than thirty (30) days and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Employer Board and to have no less than thirty (30) days to substantially cure the acts or omissions that are the basis for Executive's termination of employment) finding that, in the good faith opinion of the Employer Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

5.3
The notice of termination shall specify the date of termination which, in the case of a termination by the Employer, shall not be less than thirty (30) days (except in the case of a termination for Cause, in which case the provisions of Section 5.2 shall control) and, in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such notice of termination is given.

(1)	Once the Employer or the Executive has specified a date of termination in a notice of termination, the date of termination cannot be changed by the Employer or the Executive except by mutual consent.

(2)
The date of termination must be at least 30 days after the notice of termination unless the termination is for Good Reason and Good Reason first occurs during the last 30 days of the Term (determined without regard to this Section 5.3(2)), in which event the date of termination shall be (i) the end of the Term (determined without regard to this Section 5.3(2)) if the Employer receives notice of the Executive's intent to terminate for Good Reason ten days or more before the end of the Term (determined without regard to this Section 5.3(2)) or (ii) the later of ten days after receipt by the Employer of notice of the Executive's intent to terminate for Good Reason or five days after the end of the Term (determined without regard to this Section 5.3(2)) if the Employer does not receive notice of the Executive's intent to terminate for Good Reason ten days or more before the end of the Term (determined without regard to this Section 5.3(2)).

5.4
Failure by the Employer to follow the procedures set forth in this Section 5 shall result in (i) in the case of a purported termination for Cause, any actual termination being deemed to be and being treated for all purposes of this Agreement as a termination without Cause and (ii) Good Reason for termination by the Executive of the Executive's own employment.

6.	RESTRICTIVE COVENANTS.

6.1
Confidential Information. The Executive agrees that during the Executive's employment and at all times thereafter during the Severance Period, the Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's assigned duties and for the benefit of the Employer, either during the period of the Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Employer, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during the Executive's employment with the Employer. This Section 6.1 applies to, but is not limited to, the Employer's, and its parent's, subsidiaries', and affiliates' legal matters, technical data, systems and programs, financial and planning data, business development or strategic plans or data, marketing strategies, software development, product development, pricing, customer information, trade secrets, personnel information, and other privileged or confidential business information.

The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Employer with prior notice of the contemplated disclosure and reasonably cooperates with the Executive at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

6.2
Non-Solicitation. The Executive agrees that during the Executive's employment and at all times thereafter during the Severance Period, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Employer to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Employer or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Employer to purchase goods or services then sold by the Employer or from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

6.3
Non-Disparagement. The Executive agrees that during the Executive's employment and at all times thereafter during the Severance Period, the Executive will not to make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize or disparage the Employer, the Company or any Affiliate, or their respective employees, officers, directors, products or services. The Employer agrees that it shall use its best reasonable efforts to assure that none of its executive officers or directors make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize or disparage the Executive. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this requirement.

6.4
Reasonableness. In the event the provisions of this Section 6 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.5	Equitable Relief.

(1)
The Executive acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Employer, that the Employer would not have entered into the Agreement in the absence of such restrictions, and that any violation of any provision of this Section 6 will result in irreparable injury to Employer. By entering into the Agreement, the Executive represents that his or her experience and capabilities are such that the restrictions contained in this Section 6 will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Executive further represents and acknowledges that (i) he or she has been advised by Employer to consult his or her own legal counsel in respect of this Agreement, and (ii) that he or she has had full opportunity, prior to agreeing to enter into the Agreement, to review thoroughly this Agreement with his or her counsel.

(2)
The Executive agrees that the Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event that any of the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(3)
The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section 6, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Northern District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in California, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 7.9.

6.6	Survival of Provisions. The obligations contained in this Section shall survive the termination of the Executive's employment with the Employer and shall be fully enforceable thereafter.

7.	GENERAL PROVISIONS.

7.1
Except as otherwise provided herein or by law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under the Agreement shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under the Agreement to an Executive who is unable to care for his or her affairs, payment may be made directly to the Executive's legal guardian or personal representative.

7.2
If the Employer, the Company or any Affiliate is obligated pursuant to applicable law or by virtue of being a party to a contract (other than this Agreement) to pay severance pay, a termination indemnity, notice pay or the like or if the Employer, the Company or any Affiliate is obligated by law to provide advance notice of separation ("Notice Period"), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

7.3
Neither the entering into of this Agreement, nor the payment of any benefits hereunder shall be construed as giving the Executive, or any person whomsoever, the right to be retained in the service of the Employer, and the Executive shall remain subject to discharge to the same extent as if the Agreement had never been executed.

7.4
If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included.

7.5
The Company, the Employer and the Executive intend for the Agreement to comply with the requirements of Code section 409A such that none of the payments hereunder will result in compensation to be includible in the Executive's income pursuant to Code section 409A(a)(1)(A). The Agreement shall be interpreted in a manner consistent with such intent.

If any provision of the Agreement would cause compensation to be includible in the Executive's income pursuant to Code section 409A(a)(1)(A), such provision shall be void, and the Employer shall have the unilateral right to amend the Agreement retroactively for compliance with Coode section 409A in such a way as to achieve substantially similar economic results without causing such inclusion. Any such amendment shall be binding on the Executive. In the event the Agreement does not comply with the requirements of Code section 409A, the Executive will be solely responsible for any adverse tax consequences to the Executive.

7.6
The Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Employer and its successors and assigns, and by the Executive and by the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while any amount would still be payable to such Executive (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives or administrators of the Executive's estate.

7.7	The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

7.8
The Agreement shall not be funded. The Executive shall not have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of benefits or other rights under the Agreement.

7.9
All notices and all other communications provided for in the Agreement (i) shall be in writing, (ii) shall be hand delivered, sent by overnight courier or by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of the Employer, to the principal office of the Employer, attention President, and in the case of the Company, to 2855 Campus Drive, San Mateo, California 94403, attention General Counsel, and in the case of the Executive, to the last known address of the Executive, and (iii) shall be effective only upon actual receipt.

7.10
The Agreement shall be construed and enforced according to the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) to the extent not preempted by federal law, which shall otherwise control.

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payment to be made to me by ____________ (the “Employer”) of the "Severance Payment" and the “Prorated Target Bonus Amount” (in each case as defined in the Severance Agreement, dated as of _________, entered into between me and the Company (the "Agreement")), I hereby waive any claims I may have for employment or re-employment by the Employer or any parent or subsidiary of the Employer after the date hereof, and I further agree to and do release and forever discharge the Employer and any parent or subsidiary of the Employer, and their respective past and present officers, directors, shareholders, insurers, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Employer or any parent or subsidiary of the Employer, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act as amended by the Older Workers' Benefits Protection Act, Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided however, that no claim that I may have against the Employer in any capacity other than as an Employer shall be waived pursuant to this Waiver and Release.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights to ongoing Severance Benefits under the terms of the Agreement; (ii) my rights to benefits (other than severance payments or benefits) under plans, programs and arrangements of the Employer or any parent or subsidiary of the Employer; (iii) my rights to indemnification under any indemnification agreement, applicable law or the certificates of incorporation or bylaws of the Employer or any parent or subsidiary of the Employer, (iv) my rights under any director's and officers' liability insurance policy covering me, (v) my workers compensation rights, or (vi) my unemployment insurance rights.

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Employer's acknowledgment of my rights reserved under the second paragraph above.

I understand that this release will be deemed to be an application for benefits under the Agreement and that my entitlement thereto shall be governed by the terms and conditions of the Agreement and any applicable plan. I expressly hereby consent to such terms and conditions.

I acknowledge that (i) I am waiving any rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”); (ii) I have received consideration beyond that to which I was previously entitled; (iii) I have been given forty-five (45) days to review and consider this Waiver and Release of Claims (unless I have signed a written waiver of such review and consideration period); (iv) I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose; and (vi) I have been separately furnished a written schedule of all persons, listed by job title and age, within the affected decisional unit who were selected and not selected for the benefits extended by this Agreement, as may be required by the ADEA. I may revoke this Waiver and Release of Claims seven days or less after its execution by providing written notice to the Employer.

I acknowledge that it is my intention and the intention of the Employer in executing this Waiver and Release of Claims that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to me, and expressly I consent that this Waiver and Release of Claims shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Waiver and Release of Claims and which, if known or suspected at the time of executing this Waiver and Release of Claims, may have materially affected this settlement.

Finally, I acknowledge that I have read this Waiver and Release of Claims and understand all of its terms.

______________________________________________________________________________________________________
Signature

______________________________________________________________________________________________________
Name

______________________________________________________________________________________________________
Date Signed

EXHIBIT B

Assignment and Assumption of
Severance Agreement
Between ____________ and
______________,
As of ___________

____________ (the “Old Employer”) and ______________ (the “Executive”) have entered into a Severance Agreement dated ______________ (the “Agreement”). The Executive is transferring employment from the Old Employer to ____________ (the “New Employer”), effective ________. The fourth bullet of the Agreement provides that, if the Executive transfers to the Company or an Affiliate, the Old Employer shall assign the Agreement to the Company or Affiliate. To order to carry out the provisions of the fourth bullet of the Agreement -

1.	The Old Employer hereby assigns the Agreement to the New Employer.

2.	The New Employer hereby assumes the obligations of the Old Employer under the Agreement.

3.	The assignment and assumption are effective as of the date employment is transferred.

4.	The Executive hereby acknowledges receipt of notice of the assignment and assumption.

THE OLD EMPLOYER By: ___________________________ Name: Title:	THE NEW EMPLOYER By: ___________________________ Name: Title:
EXECUTIVE ______________________________ Name: